Exhibit 10.5

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to that certain Employment Agreement by and between Lawson Products, Inc., an Illinois corporation (the “Company”) and Michael G. DeCata (the “Executive”) dated as of August 14, 2017, (the “Agreement”) is made and entered into as of April 11, 2018 (the “Amendment Effective Date”).

As of the Amendment Effective Date, the parties to the Agreement, for good and valuable consideration, the receipt of which is hereby acknowledged, agree to the following changes to the Agreement.

1.	The grants of the MSUs and RSAs referenced in Section 3(d)(ii) of the Agreement, and awarded pursuant to that certain Award Agreement by and between Lawson Products, Inc., a Delaware corporation, and Executive, dated as of August 14, 2017 (the “Award Agreement”), shall be cancelled.

2.	A grant of MSUs and RSAs similar to those referenced in Section 3(d)(ii) of the Agreement shall be granted to Executive pursuant to an award agreement substantially in the form attached hereto as Exhibit A.

3.	Executive agrees to execute any and all documents necessary or desirable to effectuate the intent of the forgoing.

4.	The remainder of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:

/s/ Michael G. DeCata
Michael G. DeCata

LAWSON PRODUCTS, INC.

By:	/s/ Neil E. Jenkins
Neil E. Jenkins
Executive Vice President, General Counsel and Secretary

EXHIBIT A

Form of Award Agreement

See attached

LAWSON PRODUCTS, INC. AWARD AGREEMENT

This award agreement (this “Agreement”) is entered into this 11th day of April, 2018, by and between Lawson Products, Inc. (the “Company”) and Michael G. DeCata (the “Participant”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has selected the Participant to receive awards under the Lawson Products, Inc. 2009 Equity Compensation Plan (as Amended and Restated Effective May 13, 2014 and as further amended effective as of April 9, 2018) (the “Equity Plan”); and

WHEREAS, the Participant wishes to accept those awards, subject to the terms and conditions of the Equity Plan and this Agreement.

NOW, THEREFORE, the Company and the Participant hereby agree as follows:

1.    The awards evidenced by this Agreement are effective as of April 11, 2018 (the “Grant Date”) and consist of:

(a)    A target award of Fifty-Seven Thousand Nine Hundred Thirty-Four (57,934) Market Stock Units (“MSUs”) under the Equity Plan. The number of MSUs that shall vest is based upon share price attainment determined by the trailing sixty (60) trading day weighted average closing price of the Company’s common stock on the vesting date of December 31, 2019 (the “Average Closing Stock Price”), with the Participant vesting in (i) 50% of the MSUs if the Average Closing Stock Price is $24.50 (the “Threshold”), (ii) 100% of the MSUs if the Average Closing Stock Price is $27.50 (the “Target”) and (iii) 150% of the MSUs if the Average Closing Stock Price is $32.00 (the “Maximum”); provided, that, subject to Sections 2 – 6 of this Agreement, the Participant remains continuously employed by the Company through December 31, 2019. If the Average Closing Stock Price is less than the Threshold, the Participant shall vest in no MSUs. If the Average Closing Stock Price is between the Threshold and the Target or the Target and the Maximum, the number of MSUs vested will be calculated using straight-line interpolation. If the Average Closing Stock Price is equal to or greater than the Maximum, the Participant shall vest in Eighty-Six Thousand Nine Hundred One (86,901) MSUs. The Participant shall be entitled to receive one share of common stock of the Company for each vested MSU within sixty (60) days after December 31, 2019, or earlier as provided in Section 2, 3 or 6 of this Agreement. Notwithstanding anything in the Equity Plan or this Agreement to the contrary, the Participant is required to hold (and not transfer or otherwise dispose of) 100% of the shares of common stock issued upon settlement of the vested MSUs, net of shares withheld for the payment of taxes, until December 31, 2021; provided, that this requirement shall lapse or not apply in the event of the Participant’s death or Disability or upon a Change in Control. Subject to Sections 2 – 6 of this Agreement, any MSUs that do not vest as of December 31, 2019 in accordance with the preceding shall be forfeited.

(b)    A restricted award of Twenty-Nine Thousand Eighty-Three (29,083) Stock Units (“RSAs”) under the Equity Plan. Subject to Sections 2 – 6 of this Agreement, the

RSAs shall vest in full on August 14, 2020, and one share of common stock of the Company shall be distributed to the Participant for each vested RSA within sixty (60) days of such date; provided, that the Participant remains continuously employed by the Company through such date.

2.    In the event of the termination of the Participant’s employment upon the Participant’s death or Disability (as defined in Section 1.12 of the Equity Plan), (a) the unvested portions of the RSAs shall immediately vest upon the effective date of the Participant’s termination, and (b) if such termination occurs on or before December 31, 2019, a pro rata portion of the MSUs equal to 100% of the target MSUs multiplied by a fraction, the numerator of which is the number of calendar days elapsed between the August 14, 2017 and the Participant’s date of termination and the denominator of which is the number of days between the August 14, 2017 and December 31, 2019, shall immediately vest upon the effective date of the Participant’s termination. The Participant shall be entitled to receive one share of common stock of the Company for each RSA and MSU vesting in accordance with the preceding sentence within sixty (60) days of the Participant’s termination.

3.    In the event of the termination of the Participant’s employment by the Company without Cause (as defined in Section 1.5 of the Equity Plan) or by the Participant for Good Reason (as defined in the Employment Agreement dated as of August 14, 2017, and as amended effective April 9, 2018, between Lawson Products, Inc., an Illinois corporation, and the Participant (the “Employment Agreement”)), and subject to Section 6, (a) the unvested portions of the RSAs that would have otherwise vested during the twenty-four (24) month period following the date of termination shall immediately vest upon the effective date of the Participant’s termination, (b) a pro rata portion of the MSUs equal to 100% of the target MSUs multiplied by a fraction, the numerator of which is the number of calendar days elapsed between August 14, 2017 and the Participant’s date of termination and the denominator of which is the number of days between the August 14, 2017 and December 31, 2019, shall immediately vest upon the effective date of the Participant’s termination, and (c) any unvested RSAs and MSUs that do not vest in accordance with the preceding clauses shall be forfeited. The Participant shall be entitled to receive one share of common stock of the Company for each RSA and MSU vesting in accordance with the preceding sentence within sixty (60) days of the Participant’s termination.

4.    In the event of the termination of the Participant’s employment by the Company for Cause (as defined in Section 1.5 of the Equity Plan), then all portions of the awards evidenced by this Agreement, both vested and unvested, shall immediately be forfeited, and any previously paid or released portion of those awards (including any cash payments made with respect to such awards) shall be promptly returned to the Company by the Participant (or any successor in interest) in accordance with the procedure set forth in Section 14.2 of the Equity Plan.

5.    In the event of the termination of the Participant’s employment by the Participant voluntarily without Good Reason (as defined in the Employment Agreement), (a) the unvested portions of the RSAs shall immediately be forfeited upon the effective date of the Participant’s termination, and (b) if such termination occurs on or before December 31, 2019, all of the MSUs shall immediately be forfeited upon the effective date of the Participant’s termination.

6.    In the event of the termination of the Participant’s employment by the Company without Cause (as defined in Section 1.5 of the Equity Plan) or by the Participant for Good Reason (as defined in the Employment Agreement) within twenty-four (24) months following a Change in Control (as defined in Section 1.6 of the Equity Plan), (a) all unvested portions of the RSAs shall immediately vest upon the effective date of the Participant’s termination, (b) if such termination occurs on or before December 31, 2019, the MSUs shall immediately vest upon the effective date of the Participant’s termination based on (i) the formula specified in Section 1(a) and (ii) the greater of the Target or the transaction price with respect to the common stock on the effective date of the Change in Control, and (c) any unvested MSUs that do not vest in accordance with the preceding clause shall be forfeited. The Participant shall be entitled to receive one share of common stock of the Company for each RSA and MSU vesting in accordance with the preceding sentence within sixty (60) days of the Participant’s termination.

7.    [Reserved]

8.    Each cash payment or vesting, as applicable, of MSUs and RSAs evidenced by this Agreement shall be subject to compliance with all applicable tax withholding requirements, in accordance with Article 15 of the Equity Plan.

9.    The MSUs and RSAs under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (“Section 409A”); and the terms and conditions of this Agreement shall be deemed automatically amended to the extent necessary to produce such compliance (in the manner determined by the Committee in its discretion), so that, to the extent practicable, neither the Company nor the Participant (nor any successor in interest) shall have at any time a right or power that would cause the compensation in question to become subject to the special tax consequences provided for by Section 409A. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A. Any payment subject to Section 409A that is to be made upon a “separation from service” on any date when the Participant is a “specified employee” as defined under Section 409A shall not be paid before the date that is six (6) months following the Participant’s “separation from service” or, if earlier, the Participant’s death.

10.    All aspects of the awards evidenced by this Agreement (including but not limited to vesting, valuation, payment and possible forfeiture) shall be governed by this Agreement and by the Equity Plan (as interpreted by the Committee in its discretion), as applicable, copies of which plan has been provided to the Participant and are hereby acknowledged by the Participant, and the terms and conditions of which are incorporated into this Agreement by reference. In the event of any inconsistency between this Agreement and the Equity Plan, the terms of the relevant plan shall control.

11.    Without limiting the scope of the other provisions of this Agreement, the Participant acknowledges and agrees that:

(a)    If any cash payment or vesting of rights with respect to an award evidenced by this Agreement would constitute an “excess parachute payment” for the purposes of Section 280G of the Internal Revenue Code then such payment or vesting shall be subject to reduction or other adjustment in accordance with the terms of the Employment Agreement (or any successor employment agreement between the Participant and the Company), or of any other agreement between the Participant and the Company, which address the tax treatment of such a payment.

(b)    The Committee may amend or terminate any or all of the provisions of the Equity Plan and any or all of the provisions this Agreement in accordance with Article 17 of the Equity Plan. The Committee shall make adjustments to the MSUs and RSAs in accordance with Section 7.2 of the Equity Plan. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(c)    Any notices required or permitted under this Agreement or the Equity Plan will be delivered in accordance with the requirements of the applicable plan.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)    This Agreement supersedes and replaces any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except for the Employment Agreement.

(f)    Notwithstanding anything in this Agreement to the contrary, the MSUs and RSAs covered by this Agreement shall be subject to the Company’s Recovery of Funds Policy, as it may be in effect from time to time, including, without limitation, the provisions of any such policy required by Section 10D of the Securities Exchange Act of 1934 and any applicable rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which the common stock may be traded.

(g)    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of laws rules. Any action or proceeding relating in any way to this Agreement must be brought and enforced in the federal or state courts in the State of Illinois, County of Cook, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding.

(h)    The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date set forth above.

LAWSON PRODUCTS, INC.

By
Michael G. DeCata		Its: